Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR

FISCAL 2010 RESULTS EXCEEDING GUIDANCE

INTRODUCES FIRST QUARTER FISCAL 2011 GUIDANCE

FOOTHILL RANCH, CA, March 24, 2011 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal fourth quarter and full year ended January 29, 2011, and introduced guidance for the first quarter of fiscal 2011.

For the fourth quarter:

•	Net sales were $165.5 million compared to net sales of $151.0 million for the prior year fourth quarter.

•	Consolidated comparable store sales increased 2.3%. Comparable store sales for Wet Seal increased 1.9% and for Arden B increased 4.8%.

•	Operating income was $7.6 million, or 4.6% of net sales, compared to $9.6 million, or 6.4% of net sales, in the prior year fourth quarter.

•

The current year and prior year quarters included $1.5 million and $0.5 million, respectively, in non-cash asset impairment charges. The current year quarter also included $0.9 million in charges comprised of transition agreement fees for the Company’s former chief executive officer and professional fees for hiring the Company’s new chief executive officer. Excluding the impact of these charges, operating income would have been $10.0 million, or 6.0% of net sales, in the current year quarter, compared to $10.1 million, or 6.7% of net sales, in the prior year quarter.

•

Net income was $5.3 million, or $0.05 per diluted share, as compared to $74.2 million, or $0.73 per diluted share, in the prior year quarter. The current year quarter included an effective income tax rate of 32%, which was less than the originally planned effective income tax rate of 40%. The prior year quarter included a non-cash tax benefit to reverse the Company’s deferred tax valuation allowance of $64.7 million.

•

For the fourth quarter of fiscal 2010, excluding the after-tax effect of the $0.9 million charge related to CEO transition costs and the after-tax effect of the $1.5 million asset impairment charge, net income would have been $6.7 million, or $0.07 per diluted share. The adjusted fourth quarter diluted earnings per share of $0.07 also reflects a $0.01 per share benefit from the lower than expected effective tax rate of 32% mentioned above. This exceeded the Company’s most recent guidance of $0.04 to $0.05 per diluted share. For the fourth quarter of fiscal 2009, excluding the tax benefit of $64.7 and the after-tax effect of the $0.5 million in asset impairment charges, and presented on a fully-taxed basis, similarly to the fourth quarter fiscal 2010 presentation, net income would have been $6.1 million, or $0.06 per diluted share.

Susan McGalla, the Company’s chief executive officer, commented, “Our fourth quarter results reflected growing sales momentum in both operating divisions. At Wet Seal, we saw continued strength in the tops business, its largest merchandise category, and several other key categories, including non-denim bottoms, active wear, dresses and jewelry. At Arden B, we delivered strong results on top of significantly positive sales growth in the prior year, led by excellent performance in our dress category.

“Our e-commerce sales increased 33.9%, with sales growth driven by increased inventory investments and higher marketing investments primarily focused on customer acquisition.”

Ms. McGalla concluded, “I am encouraged by the solid start to fiscal 2011 in February, in which we generated a high single-digit comparable stores sales increase. We are comfortable with overall inventory levels and content at both divisions, which we hope will support continued strong sales growth through the first quarter.”

For the full year:

•	Net revenues were $581.2 million as compared to $560.9 million in fiscal 2009.

•	Consolidated comparable store sales increased 0.1%. Comparable store sales for Wet Seal were flat and for Arden B increased 0.6%.

•

Operating income was $25.2 million, or 4.3% of revenues, compared to $22.9 million, or 4.1% of revenues, in fiscal 2009. Operating income for fiscal 2010 included $4.2 million in non-cash fixed asset impairment charges and $1.6 million in charges comprised of transition agreement fees for the Company’s former chief executive officer and professional fees for hiring the Company’s new chief executive officer. Operating income for fiscal 2009 included $1.2 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding for more than two years from their respective issuance dates and $2.3 million in non-cash fixed asset impairment charges, primarily at Wet Seal. Excluding the impact of these charges and credits, operating income would have been $31.0 million, or 5.3% of net sales, in the current year, compared to $24.0 million, or 4.3% of net sales, in the prior year.

•

Net income was $12.6 million, or $0.12 per diluted share, as compared to $86.9 million, or $0.85 per diluted share, in fiscal 2009. Excluding the after-tax effect of the $1.6 million in CEO transition costs, $2.8 million in non-cash interest charges and conversion inducement fees associated with a conversion of the Company’s secured convertible notes and preferred stock into Class A common stock and the after-tax effect of the $4.2 million of non-cash asset impairment charges, fiscal 2010 net income would have been $18.8 million, or $0.19 per diluted share. Excluding the $64.7 million tax benefit mentioned above, the after-tax effect of the $1.2 million of additional net sales from change in estimated breakage and the after-tax effect of the $2.3 million of non-cash asset impairment charges, and presented on a fully-taxed basis, similarly to the fiscal 2010 presentation, fiscal 2009 net income would have been $14.2 million, or $0.14 per diluted share.

As of year-end, the Company’s inventory per square foot increased 6% versus the prior year-end, with Wet Seal up 8%, partially offset by an 8% decline at Arden B.

The Company generated cash flows from operations of $50.1 million during fiscal 2010, and ended the year with $176.1 million of cash, cash equivalents and investments.

Store Openings and Closings

The Company opened eight and closed two Wet Seal stores and opened six and closed one Arden B stores during the fourth quarter. At January 29, 2011, the Company operated 533 stores in 47 states and Puerto Rico, including 450 Wet Seal stores and 83 Arden B stores.

Capital Transactions and Stock Repurchase Program

During the fourth quarter, the Company’s remaining Series E Warrants expired unexercised. As a result, no warrants to acquire the Company’s Class A common stock remain outstanding.

During the fourth quarter, there was no stock repurchase activity. During February 2011, the Company repurchased 1,000,000 shares of its Class A common stock at an average market price of $3.71, for a total cost, including commissions, of $3.7 million. As of March 24, 2011, capacity of $18.3 million remains available under a stock repurchase program approved by the Company’s Board of Directors in September 2010.

Capital Expenditures and Depreciation

During 2010, the Company incurred capital expenditures of $30.7 million, of which $23.1 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $5.1 million, associated primarily with new store construction, resulting in net capital expenditures for the year of $25.6 million.

Depreciation in the fourth quarter and full year fiscal 2010 totaled $4.5 million and $16.8 million, respectively.

Income Taxes

As previously disclosed, during the third quarter, the Company determined it previously had interpreted federal tax rules incorrectly pertaining to expiration of charitable contribution carry forwards available to offset future taxable income. The Company also identified certain other minor errors in its deferred income taxes. As a result, the Company had overstated its net deferred tax assets by approximately $6.6 million as of the end of fiscal 2009. The Company adjusted deferred tax assets and stockholders’ equity on its condensed consolidated balance sheet as of January 30, 2010 and benefit for income taxes and net income on its condensed consolidated statement of operations for the 13 and 52 weeks ended January 30, 2010, to correct this overstatement. In future periods, presentation of the Company’s consolidated financial statements for the first two quarters of fiscal 2010 will also reflect this correction.

The Company’s federal net operating loss (“NOL”) carry forwards were sufficient to offset its federal regular taxable income in fiscal 2010, resulting in the Company incurring cash income taxes only for the limited portion of federal alternative minimum taxes and income taxes in the State of California which cannot be offset by NOL carry forwards.

The Company begins fiscal 2011 with approximately $93.5 million of NOL carry forwards available to offset taxable income in fiscal 2011 and thereafter, subject to certain annual limitations based on the provisions of Section 382 of the Internal Revenue Code, or “Section 382”. Subject to potential change, as discussed further below, in fiscal 2011, the Company estimates its annual NOL utilization limit to be approximately $51.6 million.

The Company estimates its effective income tax rate for fiscal 2011 will be approximately 40%. However, the Company also estimates that the cash income tax payments for fiscal 2011 will only be approximately 3% of pre-tax income, consistent with recent years, as the Company will continue to utilize its NOL carry forwards to offset its federal regular taxable income. The difference of approximately 37% of the Company’s estimated effective tax rate in fiscal 2011 will be in the form of a non-cash provision for deferred income taxes.

The Company’s current expectations regarding the federal NOL carry forwards it may use annually are based on calculations made by management. Through these calculations, the Company determined that, in April 2005 and December 2006, the Company incurred “ownership changes”, as defined in Section 382, that require re-calculation of NOL annual utilization limits. Such ownership changes can result merely from an accumulation of normal market trading activity in the Company’s common stock over time. The NOL annual utilization limits determined upon an ownership change depend on, among other things, the Company’s market capitalization and long-term federal interest rates on the ownership change date. If the Company were to determine it had incurred another ownership change at some time after December 2006, the Company would be required to re-calculate its annual federal NOL utilization limit, which could result in a decrease to NOL carry forwards annually available to offset taxable income and an increase in cash income tax payments.

First Quarter Fiscal 2011 Guidance

For the first quarter of fiscal 2011, earnings are estimated in the range of $0.05 to $0.07 per diluted share.

The guidance is based on the following major assumptions:

•	Total net sales between $151 million and $155 million versus $137.8 million in the first quarter of fiscal 2010.

•	Comparable store sales increase in the mid to high single-digits, versus a 2.0% increase in the prior year first quarter.

•	Gross margin rate between 31.2% and 32.8% of net sales versus 32.8% in the prior year first quarter.

•	SG&A expense between 25.0% and 25.4% of net sales versus 25.5% in the prior year first quarter

•	Operating income between $8.8 million and $12.1 million versus operating income of $10.0 million in the prior year first quarter.

•

Interest income of less than $100,000 versus interest expense of $2.9 million in the prior year first quarter. The prior year first quarter included $2.8 million in non-cash interest charges and conversion inducement fees associated with a conversion of the Company’s secured convertible notes and preferred stock into Class A common stock.

•	Income tax expense of between $3.5 million and $4.9 million.

For all of fiscal 2011, the Company expects 25 to 27 net store openings at Wet Seal and four net store openings at Arden B. The Company forecasts fiscal 2011 net capital expenditures will be approximately $26 million, of which approximately $18 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Earnings Conference Call Details

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (888) 352-6793 and provide ID number 1273537. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through March 31, 2011. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 26, 2011, the Company operated a total of 533 stores in 47 states and Puerto Rico, including 450 Wet Seal stores and 83 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its first quarter of fiscal 2011, the Company’s store growth and capital spending plans for fiscal 2011, the quality of the Company’s inventory positions, the composition of the Company’s expected fiscal 2011 provision for income taxes, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	January 29, 2011	January 30, 2010
ASSETS
Cash and cash equivalents	$125,362	$161,693
Short-term investments	50,690	—
Other receivables	1,941	479
Merchandise inventories	33,336	29,159
Prepaid expenses	12,651	10,939
Deferred taxes	19,649	19,600

Total current assets	243,629	221,870
Net equipment and leasehold improvements	88,720	78,063
Deferred taxes	33,255	45,153
Other assets	2,928	2,584

Total assets	$368,532	$347,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$20,455	$14,588
Accounts payable – other	11,571	9,480
Income taxes payable	60	47
Accrued liabilities	24,752	24,918
Current portion of deferred rent	3,338	2,735

Total current liabilities	60,176	51,768
Secured convertible notes	—	3,540
Deferred rent	30,900	28,827
Other long-term liabilities	1,763	1,785

Total liabilities	92,839	85,920
Convertible preferred stock	—	1,611
Total stockholders’ equity	275,693	260,139

Total liabilities and stockholders’ equity	$368,532	$347,670

Exhibit A (Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Net sales	$165,490	$150,997	$581,194	$560,918
Gross margin	51,891	47,446	179,907	166,826
Selling, general & administrative expenses	42,780	37,344	150,432	141,633
Asset impairment	1,502	455	4,228	2,341

Operating income	7,609	9,647	25,247	22,852
Interest income (expense), net	68	(202)	(2,708)	(486)

Income before provision (benefit) for income taxes	7,677	9,445	22,539	22,366

Provision (benefit) for income taxes	2,425	(64,779)	9,969	(64,504)

Net income	$5,252	$74,224	$12,570	$86,870

Weighted average shares, basic	99,583,123	96,071,786	99,255,952	95,685,557
Net income per share, basic (1)	$0.05	$0.73	$0.12	$0.86
Weighted average shares, diluted	99,616,991	96,542,059	99,412,817	96,250,188
Net income per share, diluted (1)	$0.05	$0.73	$0.12	$0.85

(1)	On February 1, 2009, the Company adopted the guidance provided under ASC 260-45-60- Earnings per Share, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $5,217 and $5,217 for the 13 weeks ended January 29, 2011, $12,296 and $12,296 for the 52 weeks ended January 29, 2011, $70,388 and $70,406 for the 13 weeks ended January 30, 2010, and $82,212 and $82,237 for the 52 weeks ended January 30, 2010.

Exhibit A (Continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	52 Weeks Ended
	January 29, 2011	January 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,570	$86,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,813	15,101
Amortization of premium on investments	300	—
Amortization/acceleration of discount on secured convertible notes	2,083	629
Amortization of deferred financing costs	162	98
Amortization of stock payment in lieu of rent	97	97
Adjustment of derivatives to fair value	(20)	(40)
Interest added to principal of secured convertible notes	35	204
Conversion inducement fee	700	—
Asset impairment	4,228	2,341
Loss on disposal of equipment and leasehold improvements	578	361
Deferred income taxes	11,849	(64,753)
Stock-based compensation	1,787	1,624
Stock-based compensation tax shortfalls	(2,317)	—
Changes in operating assets and liabilities:
Other receivables	(1,189)	1,305
Merchandise inventories	(4,177)	(3,630)
Prepaid expenses and other assets	(1,874)	(339)
Other non-current assets	(344)	(869)
Accounts payable and accrued liabilities	6,243	3,638
Income taxes payable	13	(181)
Deferred rent	2,676	(1,867)
Other long-term liabilities	(133)	(133)

Net cash provided by operating activities	50,080	40,456

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(30,727)	(21,304)
Investments in marketable securities	(51,263)	—

Net cash used in investing activities	(81,990)	(21,304)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	213	8
Repurchase of common stock	(8,205)	(7,297)
Proceeds from exercise of common stock warrants	4,271	7,766
Conversion inducement fee	(700)	—

Net cash (used in) provided by financing activities	(4,421)	477

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(36,331)	19,629
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	161,693	142,064

CASH AND CASH EQUIVALENTS, END OF PERIOD	$125,362	$161,693

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by ASC 280- Segment Reporting. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 52 weeks ended January 29, 2011, and January 30, 2010, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended January 29, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$138,699	$26,791	n/a	$165,490
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase	1.9%	4.8%	n/a	2.3%
Operating income (loss)	$13,371	$2,352	$(8,114)	$7,609
Interest income, net	$—	$—	$68	$68
Income (loss) before provision for income taxes	$13,371	$2,352	$(8,046)	$7,677
Depreciation	$3,746	$509	$243	$4,498
Number of stores as of period end	450	83	n/a	533
Sales per square foot	$73	$91	n/a	$75
Square footage as of period end	1,787	256	n/a	2,043

Thirteen Weeks Ended January 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$126,643	$24,354	n/a	$150,997
% of total sales	84%	16%	n/a	100%
Comparable store sales % (decrease) increase	(6.7)%	8.8%	n/a	(4.5)%
Operating income (loss)	$15,533	$1,887	$(7,773)	$9,647
Interest expense, net	$—	$—	$(202)	$(202)
Income (loss) before benefit for income taxes	$15,533	$1,887	$(7,975)	$9,445
Depreciation	$3,314	$388	$233	$3,935
Number of stores as of period end	424	80	n/a	504
Sales per square foot	$71	$89	n/a	$74
Square footage as of period end	1,674	244	n/a	1,918

Fifty-Two Weeks Ended January 29, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$486,959	$94,235	n/a	$581,194
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase	0.0%	0.6%	n/a	0.1%
Operating income (loss)	$46,429	$8,384	$(29,566)	$25,247
Interest expense, net	$—	$—	$(2,708)	$(2,708)
Income (loss) before provision for income taxes	$46,429	$8,384	$(32,274)	$22,539
Depreciation	$14,245	$1,619	$949	$16,813
Sales per square foot	$267	$341	n/a	$276

Fifty-Two Weeks Ended January 30, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$465,630	$95,288	n/a	$560,918
% of total sales	83%	17%	n/a	100%
Comparable store sales % (decrease) increase	(8.5)%	0.2%	n/a	(7.1)%
Operating income (loss)	$41,847	$9,107	$(28,102)	$22,852
Interest expense, net	$—	$—	$(486)	$(486)
Income (loss) before benefit for income taxes	$41,847	$9,107	$(28,588)	$22,366
Depreciation	$12,563	$1,619	$919	$15,101
Sales per square foot	$268	$339	n/a	$277

Exhibit B (Continued)

The “Corporate” column is presented to allow for reconciliation of store contribution amounts to consolidated operating income, interest income (expense), net, and income before provision (benefit) for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results for the 52 weeks ended January 30, 2010, include $0.8 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and for the 13 and 52 weeks ended January 29, 2011, and the 13 and 52 weeks ended January 30, 2010, includes $1.5 million, $3.6 million, $0.2 million and $2.0 million, respectively, of non-cash asset impairment charges.

Arden B operating segment results for the 52 weeks ended January 30, 2010, include $0.4 million of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and for the 13 and 52 weeks ended January 29, 2011, and the 13 and 52 weeks ended January 30, 2010, includes less than $0.1 million, $0.6 million, $0.3 million and $0.3 million, respectively, of non-cash asset impairment charges.

Corporate expenses for the 52 weeks ended January 29, 2011, include non-cash interest expense of $2.1 million as a result of accelerated write-off of discounts and deferred financing costs upon conversions of secured convertible notes and $0.7 million of interest expense for a conversion inducement associated with conversions of secured convertible notes and preferred stock. Additionally, corporate expenses for the 13 and 52 weeks ended January 29, 2011, include $0.9 million and $1.6 million, respectively, comprised of transition agreement fees for the Company’s former chief executive officer and professional fees for hiring the Company’s new chief executive officer.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges and benefits, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 and 52 weeks ended January 29, 2011, and January 30, 2010 (in millions, except for earnings per diluted share):

	13 Weeks Ended January 29, 2011			13 Weeks Ended January 30, 2010
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$10.0	$6.7	$0.07	$10.1	$6.1	$0.06

Credits/(Charges):
CEO transition costs, net of income taxes (where applicable)	(0.9)	(0.5)	(0.01)	—	—	—
Non-cash asset impairment charges, net of income taxes (where applicable)	(1.5)	(0.9)	(0.01)	(0.5)	(0.3)	(0.01)
Tax benefit - reversal of deferred tax valuation allowance	—	—	—	—	64.7	0.64
Adjustment to reflect provision for income taxes in accordance with GAAP	—	—	—	—	3.7	0.04

GAAP financial measure	$7.6	$5.3	$0.05	$9.6	$74.2	$0.73

	52 Weeks Ended January 29, 2011			52 Weeks Ended January 30, 2010
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$31.0	$18.8	$0.19	$24.0	$14.2	$0.14

Credits/(Charges):
Gift card/store credit breakage - change in estimate	—	—	—	1.2	0.7	0.01
CEO transition costs, net of income taxes (where applicable)	(1.6)	(0.9)	(0.01)	—	—	—
Non-cash asset impairment charges, net of income taxes (where applicable)	(4.2)	(2.5)	(0.03)	(2.3)	(1.4)	(0.01)
Non-cash interest expense on conversion of notes and preferred stock	—	(2.8)	(0.03)	—	—	—
Tax benefit - reversal of deferred tax valuation allowance	—	—	—	—	64.7	0.63
Adjustment to reflect provision for income taxes in accordance with GAAP	—	—	—	—	8.7	0.08

GAAP financial measure	$25.2	$12.6	$0.12	$22.9	$86.9	$0.85

Exhibit C (Continued)

During fiscal 2010, the Company incurred significant professional and other fees to recruit a new chief executive officer and to ensure a smooth transition to new leadership during a several-month period after the former CEO’s contract had expired but a new CEO had not yet been identified. Given the unique nature and substantial amount of these charges, the Company believes presentation of historical financial information excluding these charges to be beneficial to its investors.

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

The complexity and volatility of the accounting and financial reporting for the Company’s secured convertible notes has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Management occasionally presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

As a result of reversing its deferred tax asset valuation allowance at the end of fiscal 2009, as discussed elsewhere in this earnings release, the Company now records a provision for income taxes approximating statutory rates. During 2009, when it still maintained a 100% valuation allowance, the Company recorded a provision for income taxes equal only to its cash income taxes payable. Management believes the accounting change with respect to the valuation allowance can impact investors’ understanding of the earnings performance trend of the Company. Presenting the financial results of the Company on a like basis for income taxes, whereby both periods reflect full taxation and exclude the impact of the reversal of the Company’s deferred tax asset valuation allowance, provides meaningful information to investors.

In the fiscal 2009 second quarter, the Company determined, based upon updated historical redemption patterns, that the likelihood of redemption of unredeemed gift cards, gift certificates, and store credits greater than two years after their issuance is remote. As a result, the Company updated its breakage estimate and recorded a “breakage” benefit related to this change. Given the nature of this adjustment, such amount was larger than amounts the Company anticipates recording in future periods. Accordingly, management believes presenting financial information without the change in the “breakage” estimate for fiscal 2009 helps investors better understand comparative operating performance during those periods.